Exhibit 23.1

Consent of Independent Auditors

We have issued our report dated March 15, 2016, with respect to the consolidated financial statements in the Annual Report of Ring Energy, Inc. on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, which relates to a prior Registration Statement on Form S-3 (Registration No. 333-200324), and to the use of our name as it appears under the caption “Experts.”

/s/ Eide Bailly LLP

Eide Bailly LLP

Salt Lake City, Utah

December 5, 2016